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                     MERRILL LYNCH INVESTMENT PARTNERS INC.
                                     [LOGO]


                                ML JWH STRATEGIC
                              ALLOCATION FUND L.P.


                         MONTHLY STATEMENT NOVEMBER 1998

                             [MERRILL LYNCH LOGO]

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                      ML JWH STRATEGIC ALLOCATION FUND L.P.


The Net Asset Value per Unit of ML JWH Strategic Allocation Fund L.P. (the "Fund") decreased 8.11% in November to $142.61 per Unit on November 30, 1998 from $155.19 on October 31, 1998.

                              --------------------

As of January 1, 1999, the "euro" will be adopted as the common legal currency of participating member states of the European Economic and Monetary Union ("EMU"). The euro and participating member currencies will co-exist through July 1, 2002, with the euro gradually replacing member national currencies. Conversion to the euro will prevent trading in certain currencies and may limit certain Advisors' ability to take advantage of potential market opportunities that might otherwise have existed had separate European currencies been available to trade. Consequently, the conversion to a single currency could adversely affect the performance results of the Fund.

FOR THE EXCLUSIVE USE OF INVESTORS IN ML JWH STRATEGIC ALLOCATION FUND L.P. THIS MONTHLY REPORT IS NOT AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. AN OFFER CAN ONLY BE MADE BY THE CURRENT PROSPECTUS, TOGETHER WITH SUMMARY FINANCIAL INFORMATION FOR THE FUND CURRENT WITHIN 60 DAYS. THESE MATERIALS CONTAIN IMPORTANT INFORMATION ABOUT RISK FACTORS, PERFORMANCE AND OTHER ASPECTS OF THE FUND AND MUST BE READ CAREFULLY BEFORE INVESTING. FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

THIS MONTHLY REPORT MUST NOT BE REPRODUCED OR DISTRIBUTED IN ANY MANNER.

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                     ML JWH STRATEGIC ALLOCATION FUND L.P.
                               NOVEMBER 30, 1998
                             STATEMENT OF CHANGES
                              IN NET ASSET VALUE
                                  (UNAUDITED)

Net Asset Value (1,934,081 Units) at
  October 31, 1998                                                $301,548,060
Additions of 88,467 Units                                           13,729,194
Net Income/(Loss) for November 1998                                (25,562,624)
Redemptions of 36,910 Units                                         (5,263,735)
                                                                  ------------
Net Asset Value (1,994,638 Units) at
  November 30, 1998                                               $284,450,895
                                                                  ------------
                                                                  ------------
Net Asset Value per Unit at
  November 30, 1998                                               $     142.61
                                                                  ------------
                                                                  ------------

------------------------------------------------------------------------------

                          STATEMENT OF INCOME/(LOSS)
                                  (UNAUDITED)

                                                                    November
                                                                  ------------
Revenues:
  Realized Profit/(Loss)                                          $  7,081,697
  Change in Unrealized Profit/(Loss)                               (32,212,842)
                                                                  ------------
Total Trading Results                                              (25,131,145)
  Interest Income                                                    1,179,848
                                                                  ------------
Total Revenues                                                     (23,951,297)

Expenses:
  Brokerage Commissions                                              1,884,562
  Administrative Fees                                                   60,792
                                                                  ------------
Total Expenses                                                       1,945,354
                                                                  ------------
Income/(Loss) Before Special Profit
  Share Allocation and Minority Interest                           (25,896,651)
                                                                  ------------
Minority Interest                                                       12,629
Special Profit Share Allocation                                        321,398
                                                                  ------------
Net Income/(Loss)                                                 $(25,562,624)
                                                                  ------------
                                                                  ------------

TO THE BEST OF THE KNOWLEDGE AND BELIEF OF THE UNDERSIGNED THE INFORMATION CONTAINED IN THIS REPORT IS ACCURATE AND COMPLETE.

                                        /s/ Jo Ann Di Dario
                                        ---------------------------------------
                                        Jo Ann Di Dario
                                        Chief Financial Officer
                                        MERRILL LYNCH INVESTMENT PARTNERS INC.

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Please notify the following of any address changes:

MERRILL LYNCH INVESTMENT PARTNERS INC.
Merrill Lynch World Headquarters
South Tower
World Financial Center
New York, New York 10080-6106
                                                                        JWHSDOM